EXPLORATION AGREEMENT

BELL CITY, SOUTH AREA

Calcasieu Parish, Louisiana

This agreement (the “Agreement”), when executed by the parties hereto in the manner provided herein, will constitute the entire agreement by and between Keystone Oil Company, Inc. (“Keystone”), a Texas Corporation, whose address is 5646 Milton Street, Suite 713, Dallas, TX 75206 and Bontan Oil and Gas Corporation (“Bontan”), a Canadian Corporation, whose address is 47 Avenue Road, Suite 200, Toronto, Ontario, Canada M5R2G3 (individually a “Party”, or collectively the “Parties”).  This Agreement will control the acquisition of oil and gas leases and the drilling and testing of a well or wells for the purpose of producing oil and natural gas located within the Bell City, South Prospect (the “Prospect”) in Calcasieu Parish, Louisiana. The Prospect consists of all lands included within the Area of Mutual Interest (the “AMI”) as defined on the attached Exhibit A which by reference is incorporated herein and made a part hereof.

Keystone represents that, based on its own geological and geophysical evaluation of the AMI, it has identified areas within the AMI which warrant further evaluation by drilling.  Also Keystone has identified portions of the AMI which, pending results of the initial test well, warrant further evaluation by acquiring additional seismic data subsequent to drilling, testing and completion of the initial test well.  Bontan hereby represents that it has obtained a technical report, through the services of a qualified, consulting geophysicist who is not an employee of, or contractor to, Keystone, which describes the geo-scientific aspects of the AMI.  On the basis of this report and on business and financial considerations, Bontan has determined that its participation in the Prospect is appropriate for, and suitable to, Bontan.

THEREFORE,

The Parties agree as follows:

1. Regardless of the date of execution, the effective date of this Agreement is May 1, 2004, and the Agreement will remain in force and effect for so long as the oil and gas leases within the AMI continue in force, unless earlier terminated, or extended, by written consent of both Parties.

2. In consideration for its interest acquired in the Prospect as set forth in Paragraph 3 hereof, Bontan will pay to Keystone a geological fee of $19,600 and a prospect fee (for recovery of Keystone’s cost) of $124,950. $5,000 of said geological fee is to be paid upon execution of the Agreement by Bontan with the balance of $14,600 to be paid upon completion of lease acquisition in the area described in Exhibit A as the initial prospect area (the “Initial Prospect Area”).  Said prospect fee is to be paid upon completion of lease acquisition in the Initial Prospect Area of a minimum of 1,300 net and gross mineral acres or such larger position within the Initial Prospect Area as Keystone determines, in its sole determination, is a sufficient leasehold position to drill a test well (the “Initial Well”) on the Initial Prospect Exploration Agreement

Area.  Without the prior written consent of Bontan, no lease shall be taken within the Initial

Prospect Area (I) naming any person or entity other than Keystone as lessee or (ii) containing restrictions on assignability of the lessee’s interest.

3. Bontan will own an undivided forty-nine percent (49%) lessee interest in any lease acquired within the Initial Prospect Area by paying forty-nine percent (49%) of the cost of lease acquisition.  For leases acquired outside the Initial Prospect Area, but within the AMI, Bontan will own forty-one and sixty-five hundredths percent (41.65%) undivided lessee interest by paying forty-one and sixty-five hundredths percent (41.65%) of the cost of lease acquisition.  The cost of lease acquisition will include lessor bonus, brokerage, title examination and curative, recording and any other costs or fees incidental to lease acquisition and maintenance, all subject to the other terms hereof.  Subject to the terms of any lease acquired hereunder, Bontan will receive a recorded assignment of its undivided interest in said lease within sixty (60) days subsequent to the completion of the Initial Well as a well capable of production. Bontan will bear the cost of preparing and recording said assignment. If the Initial Well is a dry hole, Bontan will receive said assignment only if Bontan commits to pay its proportionate share of any delay rentals that may become due under the leases within the Initial Prospect Area within the next year.  The decision to pay, and each owner’s elections regarding the paying of delay rentals will be made in accordance with the Operating Agreement (herein so-called), attached hereto as Exhibit B, but if Bontan elects to pay delay rentals on leases within the Initial Prospect Area, it will pay forty-nine percent (49%) of any such delay or other rentals for leases acquired within the Initial Prospect Area. Bontan’s leasehold interest will be subject to a proportionally reduced overriding royalty interest in favor of Keystone and its assigns in each lease equal to the lesser of (I) 4% and (ii) the difference between lessor royalty and thirty percent (30%), in any event proportionally reduced if the respective lease covers less than all of the minerals in any tract covered by such lease. As used herein, lease acquisition will include any renewal or extension of a lease  taken within two (2) years of the expiration of such lease, or a top lease of same.

The cost of lease acquisition in the Initial Prospect Area will not exceed the gross amount of $400,000 (8/8 lessee interest) without the prior written approval of Bontan. If Bontan elects not to participate in acquisition of leases costing in excess of $400,000, or fails to respond within 15 business days to a written proposal for said lease acquisition, then Bontan will have no interest in, or rights to, said leases.  Keystone will not acquire any lease providing lessor royalty equal to more than thirty percent (30%) without the prior written consent of Bontan.

4. Pending acquisition of the adequate leasehold required by Section 2 above, Bontan will participate in drilling the Initial Well by paying forty-nine percent (49%) of the actual cost for drilling and completion to earn a forty-nine percent (49%) working interest before payout. The Initial Well will be drilled at a location selected by Keystone in Sec.12-T11S-R7W to a sufficient depth, estimated to be 15,300 feet, to test the sand (or its stratigraphic Exploration Agreement equivalent) encountered in the Tee No.2 Richard well (Sec.13-T11S-R7W) in the depth interval 15,050 to 15,130 feet as measured by electric log.  The failure by Bontan or Keystone to participate in drilling the Initial Well will result in the forfeiture of rights as provided in the Operating Agreement.

5. The Initial Well only will be subject to a proportionally reduced fifteen percent (15%) of 8/8 working interest backin after payout in favor of Keystone and its assigns.  Costs included for the purpose of calculating payout will be the geological fee of $19,600, the prospect fee of $124,950, and Bontan’s actual costs for leasehold acquisition, including brokerage expense, title examination, drilling, testing and completion, unitization expense, lease operating expense, and state and local taxes.  Keystone will be responsible for preparing, or causing the preparation of, monthly payout status reports and will provide said record to the Parties monthly until payout occurs.

6.  Subject to the non-consent provisions of the Operating Agreement, Bontan will have the right, but not the obligation, to participate in any well drilled subsequent to the Initial Well (a “Subsequent Well”) with a working interest equal to forty-one and sixty-five hundredths percent (41.65%) which is equal to the initial working interest of forty-nine percent (49%) less a backin after payout equal to fifteen percent (15%) proportionally reduced, whether or not the Initial Well has paid out at the time when any Subsequent Well may be proposed. The Operating Agreement contains provisions requiring Bontan and Keystone successors and assigns to offer to each other the right to participate in acquisitions within the AMI, and neither Bontan nor Keystone will transfer any interest in any leases acquired under Section 2 above or in this Agreement unless the transfer is made expressly subject to this Agreement and the Operating Agreement.

7. With respect to the currently licensed 3-D seismic data (five square miles), any future expenditures for geological and/or geophysical studies that may be deemed by Keystone as necessary to select the drillsite location for any Subsequent Well will be charged to the cost of the respective Subsequent Well.  Said expenditures are restricted to actual costs incurred by Keystone, including, but not limited to, rental of a computer work station, seismic processing and travel expenses, but will not include compensation for time required for such studies by Keystone personnel. However, if additional seismic data are acquired within the AMI (“After Acquired Seismic”), in addition to the costs enumerated above, Keystone will receive compensation in the amount of $250 (8/8 basis) per day for services rendered pursuant to processing and interpreting said seismic data.  However, nothing contained herein will require Bontan to participate in acquisition of After Acquired Seismic without Bontan’s prior written approval.

8. All drilling, testing, completion, producing and marketing operations, whether for the Initial Well or for a Subsequent Well, will be conducted subject to the Operating Agreement (and attached COPAS, Gas Balancing Agreement and other Exhibits).  A Division Order Exploration Agreement identifying the interest owned by each Party will be executed by each Party; subsequent to said execution  each Party will be paid any proceeds that may be due from the sale of oil and/or natural gas directly by the holder of the Division Order or by the first purchaser of production as applicable.

9.  Keystone will make periodic and timely cash calls to Bontan pursuant to funding the lease and seismic acquisitions contemplated herein, and Bontan will timely respond by providing the required funds to Keystone within seven (7) business days.  Failure by Bontan to so remit funds following thirty (30) days written notice of non-payment by Keystone will result in Bontan’s forfeiture of its rights to, and interest in, the proposed acquisition.  Pre-billing for drilling cost and accounting for other operational matters will be covered by the Operating Agreement.

10. Keystone, at its sole option, may assign any portion of its compensation and/or interest created in and under this Agreement to a third party, or parties.

11. Bontan acknowledges and represents to Keystone that: (I) it is able to bear the economic, operational and geo-scientific risks of the investment(s) contemplated herein; (ii) its interest acquired hereunder is for its own account and not for the direct distribution or sale thereof; (iii) it has no intention of distributing or selling any interests in violation of the Securities Act of 1933 or any other applicable federal or state securities law or regulations; (iv) it is acting solely for its own account in making any evaluation of the AMI.

12. The terms and provisions hereof are binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and, to the extent permitted by this Agreement, their assigns.

13. Nothing contained herein shall be construed as creating or forming a partnership, a mining partnership or similar association or entity whatever.  In no event will the Parties be liable as partners.  Each Party is responsible only for its own obligations and is liable only for its proportionate share of the costs hereunder.

14. KEYSTONE WILL NOT HAVE ANY LIABILITY TO BONTAN HEREUNDER ON ANY BASIS, WHETHER IN CONTRACT, TORT JOINTLY, CONCURRENTLY, SEVERALLY OR OTHERWISE, FOR ANY LOSSES, DIRECT OR INDIRECT, EXCEPT AS MAY RESULT FROM INTENTIONAL GROSS

NEGLIGENCE OR WILLFUL CRIMINAL CONDUCT OF KEYSTONE.

15. This Agreement may be amended only in writing executed by both Parties.

16. Due to the proprietary nature of operations contemplated herein, the Parties will hold all information regarding the status of, or results from, any operation conducted hereunder in Exploration Agreement strictest confidence.  No public disclosure of said information is to be made except as may be required by law, rule or regulation promulgated by a governing authority or authorities.

17. Any dispute among the Parties which has not been resolved within twenty (20) days shall be submitted to binding arbitration in Dallas, Texas in accordance with the Rules of the American Arbitration Association.  Any award rendered by the arbitrator or arbitration panel shall be final and enforceable in a court of competent jurisdiction.  The prevailing Party shall be entitled to recover costs and attorney’s fees incurred in connection with the arbitration proceeding.  The arbitrator (s) shall permit reasonable discovery, enforce relevant production by subpoena, and may award equitable as well as legal relief.  Any Party may apply to the courts in Dallas, Texas for the appointment of an impartial arbitrator (or, in the discretion of the court, a panel of impartial arbitrators) to hear and resolve any dispute arising between the Parties concerning the impartiality of the arbitrator.  The costs associated with any such application to such court shall be divided equally among the Parties.  The fees of the arbitrator shall be paid by the Party against whom the award is rendered.  Any arbitration award shall be appealable on the ground that it is erroneous as a matter of law.  Nothing contained herein shall preclude the Parties from stipulating to mediation as a less expensive and more expeditious means of resolving disputes between them or from obtaining injunctive relief from a Texas court pending arbitration or mediation.

18. This Agreement is governed by and constructed in accordance with the laws of the State of Texas to the fullest extent possible.

19. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force and effect without being impaired or invalid in any manner.

20. In the event that any terms of this Agreement conflict with any concurrent terms or provisions of the Operating Agreement the terms of the Exploration Agreement will prevail.

21. If, because of force majeure any Party is rendered unable, in whole or in part, to carry out its obligations, other than obligations to pay money, the affected Party will give the other Party prompt notice describing the force majeure situation in reasonable detail, whereupon the obligations will be suspended during, and to the extent prevented by, the force majeure.  As used herein, the phrase “Force Majeure” means strike, lockout or other industrial disturbance; act of a public enemy, war, blockade, riot; lightening, fire, storm, flood or explosion; government action or inaction, restraint or delay; unavailability of drilling rigs or other facilities or equipment or transportation thereof including inability to secure workers, lease brokers, title abstracts; inability to obtain ingress or egress to conduct operations; or any other cause, whether similar or dissimilar, which is not reasonably within the control of the effected Party, provided, however, the effected Party will exercise all reasonable diligence to remove the cause of the force majeure.

Exploration Agreement

22. All first notices shall be in writing and delivered in person or by U.S. or Canadian Mail,

Fax or other agreed upon methods.  However, if a drilling rig is on location and standby charges are accumulating, or will begin accumulating, such notices will be given by telephone and immediately confirmed in writing.  Notices will be deemed given only when received by the Party whom such notice is directed.  Each Party’s response to a proposal will be in writing to the other Party.  Failure of either Party to respond to a notice within the required period will be deemed to be a negative vote.  All notices will be sent to the Parties or their appointed representative at the above address.  Each Party will have the right to change its designated representative and/or address by giving thirty (30) days prior notice to the effective date of the change.

23. All monetary references stated herein, and all monetary transactions contemplated herein are in United States Dollars.

Agreed to and Executed this     16       Day of       June         , 2004, but effective as of May 1, 2004,

Keystone Oil Company, Inc.

By: /s/  Robert O. Gross

      Robert O. Gross, President

Agreed to and Executed this      21      Day of       JUNE         , 2004, but effective as of May 1, 2004,

Bontan Oil and Gas Corporation

By: /s/  Kam Shah

     Kam Shah

bontan01   wpdoc 06/14/04

May 24, 2004

TO: Mr. Kam Shah

c/o Bontan Oil and Gas Company

via fax 416-361-6228; eight pages including this page

FROM: Robert Gross

Keystone Oil Company, Inc.

voice 214-890-0430

fax 214-890-0431

Dear Mr. Shah:

I believe the attached Exploration Agreement incorporates the changes and provisions which we discussed by telephone earlier today.  Please let me know of any corrections and/or additions that Bontan may require.

I anticipate receiving the Operating Agreement from Wadi Petroleum this week and I will send it to you as soon as I have an opportunity to review it.

I have not had an opportunity to call the geophysicist we discussed today, but I will do so tomorrow.

Thanks for your assistance with this agreement.  If you need any additional information regarding this project do not hesitate to call.

Very truly yours,

/s/   Robert O. Gross

Robert O. Gross

KEYSTONE OIL COMPANY, INC.

5646 Milton Street, Suite 713

Dallas, TX 75206-3935

voice 214-890-0430

fax 214-890-0431

robt144@swbell.net

June 16, 2004

Mr. Kam Shah

Bontan Oil and Gas Corporation

47 Avenue Road, Suite 200

Toronto, Ontario

Canada M5R2G3

Re: Bell City, South Area

      Calcasieu Parish, Louisiana

Dear Mr. Shah:

Enclosed please find two copies of the Exploration Agreement for the subject area.  Please initial and date each page, including Exhibit A, and sign on page six.  Please return one executed copy to me at the letterhead address.

I just spoke with Mr. Kevin Dice, Vice President of Wadi Petroleum, and we are progressing toward finalizing the Operating Agreement.  At the first opportunity, I will forward a copy for your signature.

Thank you for your assistance in completing the contracts pursuant to our leasing and drilling program at Bell City, South.

Very truly yours,

/s/  Robert O. Gross

Robert O. Gross

bontan01 wpdocs